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EXHIBIT 10.2

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into May 1, 2003 by and between Passports—A Taste of Europe, Inc., a Florida Corporation ("Passports"), and Christopher R. Thomas ("Thomas or Employee").

RECITALS

        A.    Passports operates restaurants doing business under the "Passports—Taste of Europe" name in the U.S.

        B.    Passports desires to employ Employee and Employee desires to be employed, on the terms and conditions set forth in this Agreement.

        C.    Pacific Ocean Restaurants, Inc. has agreed to make Thomas, the agent of Pacific Ocean Restaurants, Inc., available to serve as Chief Executive Officer of Passports and to provide certain services to Passports pursuant to this Agreement.

AGREEMENT

        Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

        1.    TERM OF AGREEMENT

        The term of this Agreement shall be for a period of three (3) years, beginning on the date hereof. Thereafter, this Agreement shall be renewed annually for additional (one)-year periods, unless one of the parties hereto expresses in writing to the other party its unwillingness to renew by no later than ninety (90) days prior to the expiration of the applicable term. Notwithstanding the foregoing, this Agreement may be terminated earlier as hereinafter set forth.

        2.    EMPLOYMENT

        2.1    Employment of Employee.    Passports hereby employs Employee as its Chief Executive Officer. In addition, Employee will serve as a member of Passports' Board of Directors.

        2.2    Position and Authority.    Employee shall serve as the Chief Executive Officer and Director, and shall have the powers and authority of management usually vested in those offices in a corporation, and such other powers and authority as may be prescribed by the Board of Directors or the Bylaws of Passports. In his position, Employee will report directly to the Board of Directors of Passports.

        2.3    Duties.    Employee shall devote his full business time, attention and best efforts to the affairs of Passports during the term of this Agreement; provided, however, that he may serve as a director of other corporations and entities and may engage in other activities to the extent that they do not inhibit the performance of his duties under this Agreement, or conflict with the business or interests of Passports.

        2.4    Existing Commitments.    Employee recognizes Employee has certain existing commitments for services to be performed for or on behalf of Pacific Ocean restaurants, Inc. Employee expressly agrees to permit none of these activities to materially interfere with the performance of his duties under this Agreement. Any future proposed directorships or positions in business organizations would be subject to review and approval by the Passports Board of Directors. Non-business activities such as service on the board of, or for the benefit of, recognized industry associations, educational, religious or other similar institutions need not be reviewed or approved by the Board of Directors.

        2.5    Place of Performance.    Employee shall be based at the principal executive offices of Passports, except for required travel on Passports business to an extent substantially consistent with industry parameters.

        3.    COMPENSATION

        3.1    Compensation.    During the term of this Agreement, Passports shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee's services under this agreement.

        3.2    Base Salary.    Passports shall pay to Employee a base salary of $300,000 annually in equal installments payable no less frequently than monthly. It is understood that Passports will review annually and may, in the discretion of its Board of Directors, increase such base salary in light of his performance, inflation in cost of living, or other factors, and if so increased, it shall not thereafter be decreased.

        3.3    Incentive Award Program.    During the term of this Agreement, Employee shall be entitled to participate in incentive award programs as Passports may make available to any other executive officer.

        3.4    Other Benefits.    Employee shall be entitled to participate in all such pension, profit-sharing, stock purchase, retirement income, life insurance, accident insurance, salary continuation and/or disability income, survivor income relocation, and all other benefit plans and perquisites as Passports may make available to any other executive officer or employee of Passports from time to time. Passports shall maintain in full force and effect all incentive compensation and other benefit plans and arrangements in effect on the date hereof, or plans or arrangements providing Employee with at least equivalent benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of Passports and does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with any other executive of Passports. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 3.2. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which he is employed for less than the entire calendar year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

        3.5    Vacation and Holidays.    Employee shall be entitled to vacation time in the amount and on the most favorable basis made available to any other officer or employee of Passports from time to time. In no event shall Employee's vacation entitlement be less than four (4) weeks per twelve-month period. Employee shall also be entitled to such holidays with full pay as Passports generally affords its executive employees.

        4.    STOCK AND STOCK OPTIONS

        4.1    Stock Options.    Employee shall be entitled to participate in all stock option and stock purchase plans as Passports may make available to any other executive officer or employee of Passports from time to time.

        5.    REIMBURSEMENT OF EXPENSES

        5.1    Travel and Other Expenses.    Passports shall pay to or reimburse Employee for all reasonable business expenses incurred by him in connection with the performance of his duties under this Agreement, including, those for travel (air travel longer than 5 hours by business or first class, employing carrier upgrades where practicable), living expenses while away from home on business or at the request of and in the service of Passports, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Passports.

        5.2    Automobile Expenses.    Passports will pay Employee, a reasonable automobile allowance for the use of Employee's automobile for business purposes of Passports, in an amount equivalent to that paid to other senior executives of the Passports, but in no event less than One Thousand Dollars ($1,000.00) per month.

        6.    TERMINATION

        6.1    Death.    Employee's employment under this Agreement shall terminate upon his death.

        6.2    Disability.    If, as a result of Employee's incapacity due to physical or mental illness, he shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before after the end of such three-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, Passports may terminate Employee's employment hereunder.

        6.3    Cause.    Passports may terminate Employee's employment under this Agreement for "Cause." For purposes of this Agreement, Passports shall have "Cause" to terminate Employee's employment hereunder upon: (a) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after demand for substantial performance is delivered by Passports that specifically identifies the manner in which Passports believes Employee has not substantially performed his duties, or (b) the willful engaging by Employee in misconduct which is materially injurious to Passports, monetarily or otherwise. For purposes of this Section 6.3, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Passports. Notwithstanding, the foregoing, Employee shall not be deemed to have been terminated for Cause without: (i) notice to Employee setting forth the reason for Passports' intention to terminate for Cause, (ii) an opportunity for Passports to be heard before the Board of Directors of Passports, and (iii) delivery to Employee of a Notice of Termination as defined in Section 6.4.3 from the Board of Directors of Passports finding that in the good faith opinion of such executive, Employee was guilty of conduct set forth above in clause (a) or (b), and specifying the particulars thereof in detail.

        6.4    Termination by Employee.    Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (a) a failure by the Board of Directors to re-elect Employee as the Chief Executive Officer of Passports and/or Director of Passports, or if he is removed from such offices, or if at any time during the term of this Agreement, he shall fail to be vested by Passports with the powers and authority of the Chief Executive Officer of Passports, as described in Section 2.2, except in connection with a termination for Cause as contemplated by Section 6.3; (b) a Change in Control of Passports; (c) a failure by Passports to comply with any material provision of this Agreement which not been cured within (10) days after notice of such noncompliance has been given by Employee to Passports, or (d) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.4.3 (and for purposes of this Agreement no such purported termination shall be effective).

        6.4.1 For purposes of this Agreement, a "Change in Control" of Passports is defined as any one or more of the following: (i) a single person or entity (other than existing shareholders, employee benefit plans sponsored by Passports, and majority-owned subsidiaries of Passports) through one or more transactions becomes the beneficial owner of shares having at least twenty percent (20%) of the total number of votes that may be cast for the election of directors, (ii) a merger or other business combination, a sale of all or substantially all of Passports' assets, or a combination of the foregoing; provided, however, that the following will not constitute a change in control of Passports: any transaction involving only Passports and one or more of its subsidiaries, or any transaction where, immediately following the transaction, the shareholders of Passports (determined immediately prior to the transaction) continue to hold a majority of the voting power in the resulting entity, or (iii) within any eighteen (18) month period, persons who were directors (or who were designated to become directors) of Passports at Employee's commencement of employment (the "Incumbent Directors") cease (for any reason other than death) to constitute at least a majority of Passports' Board of Directors, or the Board of Directors of any successor to Passports; provided, that any director shall be deemed to be an Incumbent Director if said director was elected to Passports' Board of Directors on the recommendation of, or with the approval of, at least two-thirds of the Incumbent Directors.

        6.4.2 Any termination of Employee's employment by Passports or by Employee (other than termination pursuant to Section 6.1) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

        6.4.3 "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 6.2, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

        7.    COMPENSATION UPON TERMINATION OR DURING DISABILITY

        7.1   During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 6.2, provided that payments so made to Employee during the first ninety (90) days of the disability period shall be reduced by the sum of the amounts, under Passports disability benefit plans and which were not previously applied to reduce any such payment.

        7.2   If Employee's employment is terminated by his death, Passports shall pay to Employee's spouse, or if he leaves no spouse, to his estate, commencing on the next succeeding day which is the last day of the month, and monthly thereafter on the last day of each month, until a total of six (6) payments has been made, an amount on each payment date equal to the monthly salary payment payable to Employee pursuant to Section 3.2 hereof at the time of his death.

        7.3   If Employee's employment shall be terminated for Cause, Passports shall pay Employee his full salary through the Date of Termination.

        7.4   If (a) in breach of this Agreement, Passports shall terminate Employee's employment other than pursuant to Section 6.2 or 6.3 (it being understood that a purported termination pursuant to Section 6.2 or 6.3 which is disputed and finally determined not to have been proper shall be a termination by Passports in breach of this Agreement) or, (b) Employee shall terminate his employment for Good Reason, then

        (i)    Newco shall pay Employee his full salary through the Date of Termination;

        (ii)   in lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, Passports shall pay as severance pay to Employee an amount equal to the product of (a) Employee's annual salary rate in effect as of Date of Termination multiplied by (b) the number of years (including partial years) remaining in the term of employment hereunder, plus one (1), in no event will the number exceed 24 months, such payment to be made (X) if resulting from a termination based on a Change of Control of Passports, in a lump sum on or before the fifth day following the Date of Termination, or (Y) if resulting from any other cause, in substantially equal monthly installments commencing with the month in which the Date of Termination occurs and continuing for the number of consecutive monthly payment dates (including the first such date as aforesaid) equal to the product obtained by multiplying the number of years (including partial years) applicable under (ii) (b) above by 12;

        (iii) if termination of Employee's employment arises out of a breach by Passports of this Agreement, Passports shall pay all other damages to which Employee may be entitled as a result of such breach, including damages for any and all loss of benefits to Employee under Passports' employee benefit plans which Employee would have received if Passports had not breached this Agreement and had Employee's employment continued for the full term provided in Section 2 (including specifically but without limitation the benefits which Employee would have been entitled to receive pursuant to any Passports retirement plans and any other supplemental retirement income plan or arrangement had his employment continued for the full term provided in Section 2 at the rate of compensation specified herein), and including all legal fees and expenses incurred by him as a result of such termination.

        7.5   Unless Employee is terminated for Cause, Passports shall maintain in full force and effect, for the continued benefit of Employee for the number of years (including partial years) remaining in the term of his employment hereunder plus one (1), all employee benefit plans and programs in which Employee was entitled to participate immediately prior to the Date of Termination provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee's participation in any such plan or program is barred, Passports shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise have been entitled to receive under such plans and programs fro which his continued participation is barred.

        7.6   Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise.

        8.    SUCCESSORS; BINDING AGREEMENT

        8.1   Passports will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all of substantially all of the business and/or assets of Passports, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Passports would be required to perform it if no such succession had taken place. Failure of Passports to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Passports in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Passports" shall be defined to mean and include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        8.2   This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

        9.    CONFIDENTIAL INFORMATION

        9.1    Trade Secrets of Passports.    Employee, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Passports and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment of Passports. All files, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Passports is conducted, except with the prior written authorization by Passports.

        9.2    Inventions and Improvements.    Employee will communicate to Passports, or Passports' nominee, any and all inventions and improvements conceived by him, solely or jointly with other relating to the business of Passports, and that he will assign to Passports, or Passports' nominee, all of his right, title and interest to any and all such inventions and improvements including both United States and foreign rights.

        9.3    Continuing Effect.    The provisions of this Section 9 shall remain in effect after the Termination Date.

        10.    OTHER PROVISIONS

        10.1    Compliance With Other Agreements.    Employee represents and warrants to Passports that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound. Employee acknowledges that Passports is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify Passports from and against all claims, demands, causes of action, damages, costs or expenses (including attorney's fees) arising from any breach thereof.

        10.2    Attorneys' Fees.    The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including reasonable attorneys' fees.

        10.3    Entire Agreement.    This agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, description of compensation packages, discussions, negotiations, understandings, representations, or warranties, whether verbal or written, between the parties pertaining to such subject matter.

        10.4    Governing Law.    The validity, construction, and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Florida.

        10.5    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

        10.6    Amendment and Waiver.    This Agreement may be amended, modified, or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

        10.7    Notice.    Except as otherwise expressly set forth herein, any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or forty-eight (48) hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows: (a) if to Passports, to the principal office of Passports in the state of Florida marked "Attention: President"; or (b) if to Employee, to the most recent address for Employee appearing in Passports' records.

        10.8    Arbitration.    Any dispute, action, suit or proceeding arising out of or relating to this Agreement or the interpretation, performance or breach of this Agreement shall, if demanded by any party, be determined and settled by arbitration to be held in the County of Orange, State of Florida, in accordance with the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and binding upon each party to the arbitrator shall be final and binding upon each party to the arbitration and judgment on the award may be entered in any court.

        10.9    Headings.    The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Employee	Passports-A Taste of Europe, Inc.
By:

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  EXHIBIT 10.2
EMPLOYMENT AGREEMENT